Exhibit 99.1

FORM 3 JOINT FILER INFORMATION

Name of Joint Filer:	Atlantic Coastal Acquisition Management LLC
Address of Joint Filer:	6 St Johns Lane, Floor 5, New York, NY10013
Relationship of Joint Filer to Issuer:	Sponsor LLC
Issuer Name and Ticker or Trading Symbol:	Atlantic Coastal Acquisition Corp. (ACAH)
Date of Event Requiring Statement: (Month/Day/Year)	03/03/2021

Name of Joint Filer:	Shahraab Ahmad
Address of Joint Filer:	49 Cathcart Road, London SW10 9JE
Relationship of Joint Filer to Issuer:	Chairman and Chief Executive Officer
Issuer Name and Ticker or Trading Symbol:	Atlantic Coastal Acquisition Corp. (ACAH)
Date of Event Requiring Statement: (Month/Day/Year)	03/03/2021